EXHIBIT 99.1

News Release
Date: February 1, 2007	Contact: Wes Phillips
Phone: (251) 450-4779
EnergySouth, Inc. Announces Completion of Reincorporation in Delaware
     Mobile, AL – Effective February 1, 2007, EnergySouth, Inc. completed its reincorporation in the State of Delaware by merging into a wholly-owned Delaware subsidiary. The reincorporation was approved by the shareholders of the Company at the annual meeting of shareholders on January 26, 2007.
     “We’re pleased to complete the reincorporation, and we thank EnergySouth shareholders for their support, said Dean Liollio, President and CEO, EnergySouth, Inc. The name of the Delaware corporation that is the successor to the Company in the reincorporation merger is also EnergySouth, Inc. The reincorporation did not result in any change in the business or principal facilities of the Company. The management and Board of Directors of the Company continue as the management and Board of Directors of the Delaware corporation. In the merger, each outstanding share of the Company’s common stock was converted into one share of common stock of the surviving Delaware corporation, and the Company’s stock will continue to be listed on NASDAQ under the symbol “ENSI.” Shareholders of the Company do not need to exchange their existing stock certificates for stock certificates of the Delaware corporation.
     EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas Service Corporation purchases, sells, and transports natural gas to residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. Mobile Gas also provides merchandise sales, service, and financing. EnergySouth Storage Services, Inc. is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas. EnergySouth Services, Inc. is a general partner of Southern Gas Transmission Company, which is engaged in the intrastate transportation of natural gas.

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